Exhibit 4.3

THE SALE OF THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO ITS DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SALE OF THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST (ADDRESSED TO STEVE LENKER AT UNITED HOMES GROUP, INC., 90 N ROYAL TOWER DRIVE, IRMO, SOUTH CAROLINA 29063), THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE.

UNITED HOMES GROUP, INC.

SENIOR CONVERTIBLE PROMISSORY NOTE

$30,000,000.00	March 30, 2023

FOR VALUE RECEIVED, United Homes Group, Inc., (formerly known as DiamondHead Holdings Corp.) a corporation organized under the Laws of the state of Delaware (the “Issuer”), HEREBY promises to pay to the order of Dendur Master Fund Ltd., or its registered assigns (the “Holder”), the principal sum of 30 million U.S. dollars ($30,000,000.00) (the “Principal Amount”) plus the aggregate amount of accrued interest on the outstanding Principal Amount, in each case pursuant to the terms and conditions of that certain convertible note purchase agreement, dated as of March 21, 2023, by and among the Issuer, Great Southern Homes, Inc. (the “Company”), the Holder and the other investors named therein (the “Note Purchase Agreement”). Interest shall commence accruing as of the date hereof (the “Issue Date”) and shall continue to accrue on the outstanding principal of this senior convertible promissory note (this “Note”) as set forth in Article 1 until fully paid or extinguished in accordance with the provisions hereof.

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01     Definitions. The following capitalized terms used herein shall have the following respective meanings:

“Bankruptcy or Insolvency Proceeding” means either the Issuer or the Company, pursuant to or within the meaning of any Bankruptcy Law: (i) making an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) filing a voluntary petition for bankruptcy, or filing any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future Laws; (iii) seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator, or of all or any substantial part of its properties; or (iv) any of their Representatives or majority of stockholders taking any action looking to dissolution, liquidation or winding up or otherwise taking any of the foregoing actions.

“Board of Directors” means the Board of Directors of the Issuer.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close (other than Lincoln’s Birthday or an Election Day) under the laws of, or are in fact closed in New York.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Conversion Date” means, for purposes of any conversion contemplated by Article 3, the proposed effective date of such conversion (which date shall in no event be fewer than ten (10) Business Days following the date of delivery of the applicable Holder Conversion Notice or Issuer Conversion Notice, and in the case of an Issuer Conversion Notice, shall be no greater than twenty (20) Business Days following the date of delivery of the applicable Issuer Conversion Notice).

“Conversion Price” means, at any time after the Measurement Period, a per share conversion price that is equal to the inverse of the Conversion Rate at such time divided by one thousand (1,000).

“Conversion Rate” means the number of Issuer Class A Shares that is issuable upon conversion of one thousand U.S. dollars ($1,000.00) of Conversion Amount or Forced Conversion Amount, as applicable, and is equal to the Initial Conversion Rate as adjusted from time to time pursuant to Article 4.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Ex-Dividend Date” means the first date on which Issuer Class A Shares trade on Nasdaq, or on the applicable stock exchange on which Issuer Class A Shares are then traded, regular way, without the right to receive the issuance, dividend or distribution in question from the Issuer.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Holder or required to be withheld or deducted from a payment to the Holder, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of the Holder being organized under the laws of, or having its principal office or, in the case of the Holder, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or that are Other Connection Taxes, (ii) in the case of the Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Holder with respect to an applicable interest in a loan or commitment pursuant to a law in effect on the date on which such Holder acquires such interest in the loan or commitment, (iii) Taxes that would not have been imposed but for the Holder’s failure to comply with Section 8.03(e) and (iv) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement by and among Great Southern Homes, Inc., the financial institutions party thereto, and Wells Fargo Bank, National Association, as administrative agent, dated as of July 9, 2021 (as amended).

“Foreign Holder” means (i) if the Issuer is a U.S. Person, a Holder that is not a U.S. Person, and (ii) if the Issuer is not a U.S. Person, a Holder that is resident or organized under the laws of a jurisdiction other than that in which the Issuer is resident for tax purposes.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Issuer under this Note or the Note Purchase Agreement and (ii) to the extent not otherwise described in clause (i) of this definition, Other Taxes.

“Initial Conversion Price” means a per share conversion price equal to 80% of the VWAP of an Issuer Class A Share over the Measurement Period, except that if such calculation results in a conversion price that is (a) less than five U.S. dollars ($5.00) per share, then “Initial Conversion Price” means five U.S. dollars ($5.00) per share and (b) greater than ten U.S. dollars ($10.00) per share, then “Initial Conversion Price” means ten U.S. dollars ($10.00) per share.

“Initial Conversion Rate” means the number of Issuer Class A Shares that is equal to the inverse of the Initial Conversion Price multiplied by one thousand (1,000).

“Last Reported Sale Price” of the Issuer Class A Shares on any date means the closing sale price per share of the Issuer Class A Shares (or, if no closing sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported on Nasdaq or other principal U.S. securities exchange on which the Issuer Class A Shares is then traded. If the Issuer Class A Shares are not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the Issuer Class A Shares shall be the last quoted bid price for the Issuer Class A Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Issuer Class A Shares are not so quoted, then the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Issuer Class A Shares on such date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose. The Last Reported Sale Price of the Issuer Class A Shares will be determined without reference to extended or after hours trading or any other trading outside regular trading session hours.

“Lending Office” means, in respect of the Holder, the office or offices of such Holder described as such in such Holder’s Administrative Questionnaire, or such other office or offices as a Holder may from time to time notify Issuer in writing.

“Make Whole Amount” means, on any date, an amount in cash equal to the sum of (i) the Called Principal plus (ii) the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided, that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to this Note, the principal thereof that is to be prepaid pursuant to Section 5.01, to be converted pursuant to Section 3.02 or Section 9.03, or has become or is declared to be immediately due and payable pursuant to Section 6.02, as the context requires.

“Contractual Yield” means, with respect to the Called Principal of this Note, 100 basis points over the Term SOFR Reference Rate for an interest period of three months at approximately 5:00 a.m., New York time, two U.S. Government Securities Business Days prior to the Settlement Date, as such rate is published by the Term SOFR Administrator.

“Discounted Value” means, with respect to the Called Principal of this Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Contractual Yield with respect to such Called Principal.

“Remaining Scheduled Payments” means, with respect to the Called Principal of this Note, all payments of interest on such Called Principal that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided, that if such Settlement Date is not a date on which interest payments are due to be made under the terms of this Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 5.01 or Section 6.02.

“Settlement Date” means, with respect to the Called Principal of this Note, the date on which such Called Principal is to be prepaid pursuant to Section 5.01 or has become or is declared to be immediately due and payable pursuant to Section 6.02, as the context requires.

“SOFR” means a rate equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any successor administrator of the secured overnight financing rate).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by the Holder.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), the rate per annum published by the Term SOFR Administrator and identified by the Holder as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“U.S. Government Securities Business Day” means any day, except for (i) a Saturday, (ii) a Sunday or (iii) a day on which any of the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Measurement Period” means the thirty (30) consecutive days prior to the Merger Anniversary Date.

“Merger Anniversary Date” means the date that is twelve (12) months after the date of the Merger Closing Date.

“Merger Approval” means the required stockholder approval of the Issuer and the Company for purposes of consummating the Merger Transaction as provided in the BCA.

“Notes” means this Note and each other note issued pursuant to the terms and conditions of the Note Purchase Agreement.

“Other Connection Taxes” means, with respect to the Holder, Taxes imposed as a result of a present or former connection between the Holder and the jurisdiction imposing such Tax (other than connections arising from the Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced in this Note or the Note Purchase Agreement, or sold or assigned an interest in this Note or the Note Purchase Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Note or the Note Purchase Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by the Holder after the date on which the Holder becomes a party to this Note, other than following an Event of Default.

“Pending Redemption Period” means the period commencing on the date an Optional Redemption Notice is delivered hereunder and ending on the date (which shall not be prior to the applicable Optional Redemption Date) the Optional Redemption Price payable to the Holders thereunder is paid in full and all Warrants issuable to such Holders are issued.

“Qualifying Trading Period” means any thirty (30) consecutive Trading Day period during which the daily trading volume of the Issuer Class A Shares on each Trading Day was at least one percent (1%) of the Issuer Class A Shares outstanding at the commencement of each such Trading Day.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Issuer Class A Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Issuer Class A Shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Issuer Class A Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Rights” means any common stock or preferred stock purchase right or warrant, as the case may be, that all or substantially all Issuer Class A Shares may be entitled to receive under a Rights Plan.

“Rights Plan” means any common stock or preferred stock rights plan or any similar plan in effect as of the date of this Note or adopted by the Issuer after the date of this Note or any replacement or successor rights plan.

“Trading Day” means any day on which the Issuer Class A Shares are traded on Nasdaq or, if such market is not the principal trading market for the Issuer Class A Shares, then on the principal securities exchange or securities market on which the Issuer Class A Shares are then traded; provided, that “Trading Day” shall not include any day on which the Issuer Class A Shares are scheduled to trade on such exchange or market for less than four and a half (4.5) hours or any day that the Issuer Class A Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

“VWAP” means the volume-weighted average sale price of an Issuer Class A Share on Nasdaq (or other national securities exchange on which the Class A Shares are then listed), as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service as determined by the Issuer.

Section 1.02           Interpretation. As used in this Note, unless the context otherwise requires:

(a)           a capitalized term used and not otherwise defined herein has the meaning given to it in the Note Purchase Agreement;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented;

(e)           references to an Article, a Section, a Schedule or an Exhibit shall refer to articles, sections and exhibits of this Note, unless otherwise specified;

(f)            the headings in this Note are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Note or any provision thereof;

(g)           this Note shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Note to be drafted;

(h)           all monetary figures shall be in U.S. dollars unless otherwise specified;

(i)            references to “including” in this Note shall mean “including, without limitation,” whether or not so specified;

(j)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(k)           the words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision; and

(l)            the word “or” is not exclusive.

ARTICLE 2

ISSUE AND DESCRIPTION

Section 2.01           Maturity Date. The entire unpaid Principal Amount and all unpaid accrued interest (collectively, the “Obligations”) shall become fully due and payable on March 30, 2028 (the “Maturity Date”), unless earlier repurchased, redeemed or converted pursuant to the terms of this Note.

Section 2.02           Interest.

(a)           Commencing on the Issue Date, interest shall be payable on the outstanding Principal Amount and all overdue amounts under this Note from the Issue Date up to (but not including) the fourth (4th) anniversary of the Issue Date, at a rate of fifteen percent (15.00%) per annum, with such rate to increase by one percent (1.00%) per annum beginning on such fourth (4th) anniversary (the “Interest Rate”). Interest shall be payable monthly in arrears on the last calendar day of each month (each, an “Interest Payment Date”).

(b)           All interest on this Note shall be paid in cash; provided, that on any Interest Payment Date during the term of this Note, the Issuer shall have the option to pay a portion of the accrued and unpaid interest on this Note on such Interest Payment Date that has accrued at the rate in excess of ten percent (10.00%) per annum either (i) in cash or (ii) by capitalizing such interest and adding it to the then outstanding principal amount of this Note (“PIK Interest”), it being understood and agreed that, unless the Issuer shall notify the Holder at least two Business Days prior to the Interest Payment Date that it intends to treat some portion of the entire interest due on such Interest Payment Date as PIK Interest, the Issuer shall be deemed to have elected to pay all of the interest in cash. Interest on this Note shall be computed based on a 360-day year of twelve 30-day months and all PIK Interest on this Note will be compounded quarterly on the last day of each quarter (each, a “PIK Interest Payment Date”).

(c)           Amounts representing PIK Interest shall be treated as Principal Amount for all purposes under this Note and the Note Purchase Agreement and shall bear interest in accordance with this Section 2.02. The obligation of the Issuer to pay all such PIK Interest so added to the Principal Amount shall be automatically evidenced by this Note.

Section 2.03           Payments. All payments of Obligations shall be made in lawful money of the U.S. to the Holder, by wire transfer of immediately available funds to one or more accounts designated by the Holder. If an Interest Payment Date, PIK Interest Payment Date, payment date for principal or other payment date falls on a day other than a Business Day, such payment shall be made on the next Business Day after such day. All payments shall be applied first to accrued interest, expenses or fees due to the Holder pursuant to this Note or the Note Purchase Agreement, and thereafter to outstanding principal amounts payable under the Note. On each Interest Payment Date, the Issuer shall deliver a copy of Schedule I to this Note to the Holder, which Schedule I shall detail the outstanding principal balance of this Note as of such date, including all PIK Interest previously added to the principal amount thereof. The Obligations under this Note may be prepaid, repurchased or converted in accordance with Section 3.02 below, at the Issuer’s election, prior to the Maturity Date.

Section 2.04           Use of Proceeds. The Issuer shall use the proceeds from this Note to fund acquisitions and for growth capital and general corporate purposes.

Section 2.05           Cancellation of Portion of Note Paid. All portions of this Note surrendered for the purposes of payment, repurchase, redemption, conversion or registration of transfer shall, if surrendered to the Issuer, be promptly canceled by the Issuer, and in the case of a transfer, replaced with one or more Notes reflecting such transfer.

ARTICLE 3

CONVERSION OF NOTE

Section 3.01           Conversion at Holder’s Option. Subject to applicable Nasdaq listing rule limitations (including, if applicable, approval by the Issuer’s stockholders) and Article 4 below, and subject to Section 7.07, at any time from and after the completion of the Measurement Period and up to the Maturity Date, the then outstanding Obligations under this Note (or any portion hereof) (the “Conversion Amount”) may be converted into fully paid and nonassessable Issuer Class A Shares (the “Conversion Shares”), at the sole election of the Holder, upon written notice to the Issuer in the form set forth in the Form of Holder Conversion Notice in Schedule II hereto (the “Holder Conversion Notice”). The Holder Conversion Notice shall state the Conversion Amount and the Conversion Date. The number of Conversion Shares shall be determined by dividing (i) the Conversion Amount by (ii) the Conversion Price.

Section 3.02           Issuer Conversion Option. Notwithstanding the conversion rights set forth in Section 3.01 above, subject to applicable Nasdaq listing rule limitations (including, if applicable, approval by the Issuer’s stockholders) and Article 4 below, if at any time after (but not including) the date that is the second (2nd) anniversary of the Issue Date, the VWAP of an Issuer Class A Share as traded on the principal securities exchange or securities market on which the Issuer Class A Shares are then traded equals or exceeds thirteen U.S. dollars and fifty cents ($13.50) for twenty (20) Trading Days in any Qualifying Trading Period, all of the then-outstanding Obligations under this Note, calculated at the Make Whole Amount (such amount, the “Forced Conversion Amount”) may be converted into Conversion Shares, at the sole election of the Issuer, following delivery of a written notice to the Holder in the Form of Issuer Conversion Notice in Schedule III hereto (the “Issuer Conversion Notice”). The Issuer Conversion Notice shall state the Forced Conversion Amount, the number of Conversion Shares to be issued and the proposed Conversion Date. The number of Conversion Shares shall be determined by dividing (i) the Forced Conversion Amount by (ii) the Conversion Price.

Section 3.03           Delivery and Cancellation. On the Conversion Date pursuant to either Section 3.01 or Section 3.02 above, the Holder hereby agrees to deliver the original of this Note to the Issuer for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Holder whereby the Holder agrees to indemnify the Issuer from any loss incurred by it in connection with this Note) and, in the case of a partial conversion, a reissuance of the replacement Note, dated as of the Conversion Date and in the amount equal to the remaining outstanding Obligations; provided, however, that on the Conversion Date, this Note (or portion thereof) shall be deemed converted and, solely to the extent of and with respect to the Obligations so converted, of no further force and effect, whether or not it is delivered for cancellation and reissuance, as applicable, as set forth in this sentence.

Section 3.04           Compliance with Nasdaq Rules. Notwithstanding anything to the contrary in this Note, the Issuer shall not issue any Issuer Class A Shares if, upon conversion of this Note pursuant to Section 3.01 or Section 3.02 the issuance of such Issuer Class A Shares, together with any securities issued in connection with any other related transactions that may be considered part of the same series of transactions for purposes of the rules of Nasdaq, would exceed the aggregate number of Issuer Class A Shares that the Issuer may issue in a transaction in compliance with the Issuer’s obligations under the rules or regulations of Nasdaq (such aggregate number of shares, units or notes, as applicable, the “Conversion Cap”), except that such limitation shall not apply if the Issuer’s stockholders have approved issuances in excess of the Conversion Cap in accordance with the rules of Nasdaq.

Section 3.05           DTC Issuance. On or before the first Trading Day following the Conversion Date, the Issuer shall, (i) provided that the Issuer’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of Issuer Class A Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (ii), if the Issuer’s transfer agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Conversion Notice or as provided by the Holder to the Issuer, a certificate, registered in the Issuer’s share register in the name of the Holder or its designee, for the number of Issuer Class A Shares to which the Holder is entitled pursuant to such exercise. Upon the Conversion Date, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which this Note (or portion thereof) has been converted, irrespective of the date such Conversion Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

Section 3.06           No Fractional Shares. No fractional Issuer Class A Shares shall be issued upon conversion of this Note. In lieu of the Issuer issuing any fractional shares to the Holder upon the conversion of this Note, the Issuer shall pay to the Holder an amount in cash equal to the product obtained by multiplying (i) the Last Reported Sale Price of an Issuer Class A Share by (ii) the fraction of a share not issued pursuant to the previous sentence.

Section 3.07           Cash Option. In the event of any conversion of this Note pursuant to either Section 3.01 or Section 3.02 above, at the Issuer’s option, the Issuer may deliver to the Holder up to fifty percent (50%) of the outstanding balance of the Obligations under this Note in a cash payment equal to the VWAP of the Issuer Class A Shares during the five (5) consecutive Trading Day period ending on, and including, the last Trading Day prior to the Conversion Date into which this Note would be convertible on such Conversion Date in lieu of the issuance of that number of Conversion Shares.

Section 3.08           Taxes on Conversion. Except as provided in the next sentence, the Issuer shall pay any and all documentary, stamp or similar issue or transfer tax due and duties on the issuance of the Issuer Class A Shares upon conversion of this Note pursuant hereto. The Holder shall be liable for and shall be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of the Issuer Class A Shares in a name other than that of the Holder, and no such issue or delivery shall be made unless the Person requesting such issue has paid to the Issuer the amount of any such tax or duty, or has established to the satisfaction of the Issuer that such tax or duty has been paid.

Section 3.09           Conversion Covenants. The Issuer covenants that:

(a)           all Issuer Class A Shares issued upon conversion of this Note shall be (as applicable) newly issued, duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive or similar rights and free from all taxes, liens and charges with respect to the issue thereof;

(b)           if any Issuer Class A Shares to be provided for the purpose of conversion of this Note require registration with or approval of any Governmental Entity under any Laws before such Issuer Class A Shares may be validly issued upon conversion, then the Issuer shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be;

(c)           if at any time the Issuer Class A Shares are listed on any national securities exchange or automated quotation system, then the Issuer will use reasonable best efforts to list and keep listed, so long as the Issuer Class A Shares shall be so listed on such exchange or automated quotation system, any Issuer Class A Shares issuable upon conversion of this Note; and

(d)           it shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient Issuer Class A Shares to provide for conversion of this Note pursuant to this Article 3 from time to time as this Note is presented for conversion.

ARTICLE 4

ADJUSTMENT OF CONVERSION RATE

Section 4.01           Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Issuer if any of the events described in Section 4.02 to Section 4.06 occurs, provided, however, that the Issuer shall not make any adjustments to the Conversion Rate if the Holder is given the right to participate and so elects (other than in the case of (i) a share split or share combination or (ii) a tender or exchange offer), at the same time and upon the same terms as holders of the existing Issuer Class A Shares and solely as a result of holding this Note, in any of the events described in Section 4.02 to Section 4.06, without having to convert their Note, as if they held a number of Issuer Class A Shares equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of the Note held by such Holder.

Section 4.02           Issuance of Issuer Class A Shares as a Dividend or a Distribution. If the Issuer issues Issuer Class A Shares as a dividend or distribution on Issuer Class A Shares, or if the Issuer effects a share split or share combination of its Issuer Class A Shares, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of Issuer Class A Shares outstanding immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be (before giving effect to any such dividend, distribution, split or combination); and

OS1 = the number of Issuer Class A Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustments made pursuant to this Section 4.02 shall become effective immediately after (i) the close of business on the Record Date for such dividend or distribution or (ii) the open of business on the effective date of such split or combination, as applicable. If any dividend or distribution described in this Section 4.02 is declared but not so paid or made, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding Issuer Class A Shares, as the case may be, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

Section 4.03           Issuance of Rights, Options or Warrants. If the Issuer issues to all or substantially all holders of the Issuer Class A Shares any rights, options or warrants entitling them, for a period of not more than forty-five (45) calendar days after the announcement date for such issuance, to subscribe for or purchase Issuer Class A Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Issuer Class A Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such issuance, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such issuance;

OS0 = the number of Issuer Class A Shares outstanding immediately prior to the close of business on the Record Date for such issuance;

X = the total number of Issuer Class A Shares issuable pursuant to such rights, options or warrants; and

Y = the number of Issuer Class A Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Issuer Class A Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such issuance.

For purposes of this Section 4.03, in determining whether any rights, options or warrants entitle the Holder to subscribe for or purchase Issuer Class A Shares at less than the average of the Last Reported Sale Prices of the Issuer Class A Shares for the applicable ten (10) consecutive Trading Day period, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash, to be determined by the Board of Directors.

Any adjustment made pursuant to this Section 4.03 shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that Issuer Class A Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Issuer Class A Shares actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Record Date for such distribution had not occurred.

Section 4.04           Distributions of Property (including Spin-Offs).

(a)           Distribution of Capital Stock, Indebtedness, or other assets or property. If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities of the Issuer, to all or substantially all holders of the Issuer Class A Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 4.02 or Section 4.03, (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 4.05, (iii) dividends or distributions that constitute Reference Property following an event described in Section 4.10 and (iv) Spin-Offs as to which the provisions set forth below in this Section 4.04 shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of the Issuer Class A Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Issuer Class A Shares as of the close of business on the Record Date for such distribution.

Any adjustment made under this Section 4.04(a) shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, in respect of each $1,000 principal amount of this Note, at the same time and upon the same terms as holders of Issuer Class A Shares receive the Distributed Property, the amount and kind of Distributed Property the Holder would have received if the Holder owned a number of Issuer Class A Shares equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for the distribution.

If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 4.04(a) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Issuer Class A Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

(b)           Spin-Offs. With respect to an adjustment pursuant to this Section 4.04 where there has been payment of a dividend or other distribution on the Issuer Class A Shares or shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1 = the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Issuer Class A Shares applicable to one share of the Issuer Class A Shares (determined by reference to the definition of Last Reported Sale Price as if references therein to Issuer Class A Shares were to such Capital Stock or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of the Issuer Class A Shares over the Valuation Period.

Such adjustment shall occur at the close of business on the last Trading Day of the Valuation Period; provided, that for purposes of determining the Conversion Rate in respect of any conversion during the Valuation Period, references within the previous paragraph to “ten” shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date. If any such dividend or distribution described in the preceding paragraph of this Section 4.04(b) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c)           Trigger Events. For purposes of this Section 4.04 (and subject in all respects to Section 4.13), rights, options or warrants distributed by the Issuer to all holders of the Issuer Class A Shares entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock, including Issuer Class A Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i)	are deemed to be transferred with such Issuer Class A Shares;

(ii)	are not exercisable; and

(iii)	are also issued in respect of future issuances of the Issuer Class A Shares,

shall be deemed not to have been distributed for purposes of this Section 4.04 (and no adjustment to the Conversion Rate under this Section 4.04 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04. If any such rights, options or warrants, including any such existing rights, options or warrants distributed prior to the date of the Note Purchase Agreement, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding sentence with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04 was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (A) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (B) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Issuer Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Issuer Class A Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

(d)           Sequencing of Multiple Adjustments. For purposes of Section 4.02, Section 4.03 and this Section 4.04, and subject to Section 4.10, if any dividend or distribution to which this Section 4.04 is applicable also includes one or both of:

(i)	a dividend or distribution of Issuer Class A Shares to which Section 4.02 is applicable (the “4.02 Distribution”); or

(ii)	a dividend or distribution of rights, options or warrants to which Section 4.03 is applicable (the “4.03 Distribution”),

then, in either case, (1) such dividend or distribution, other than the 4.03 Distribution and the 4.04 Distribution, shall be deemed to be a dividend or distribution to which this Section 4.04 is applicable (the “4.04 Distribution”) and any Conversion Rate adjustment required by this Section 4.04 with respect to such 4.04 Distribution shall then be made, and (2) the 4.02 Distribution and 4.03 Distribution shall be deemed to immediately follow the 4.04 Distribution and any Conversion Rate adjustment required by Section 4.02 and Section 4.03 with respect thereto shall then be made, except that, if determined by the Issuer (I) the “Record Date” of the 4.02 Distribution and the 4.03 Distribution shall be deemed to be the Record Date of the 4.05 Distribution and (II) any Issuer Class A Shares included in the 4.02 Distribution or 4.03 Distribution shall be deemed not to be “outstanding immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 4.02 or “outstanding immediately prior to the close of business on the Record Date for such distribution” within the meaning of Section 4.03.

Section 4.05           Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of the Issuer Class A Shares, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Last Reported Sale Price of the Issuer Class A Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C = the amount in cash per share the Issuer pays or distributes to all or substantially all holders of the Issuer Class A Shares.

An adjustment to the Conversion Rate made pursuant to this Section 4.05 shall become effective immediately after the close of business on the Record Date for the applicable dividend or distribution. If any dividend or distribution described in this Section 4.05 is declared but not so paid or made, the new Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, for each $1,000 principal amount of this Note, at the same time and upon the same terms as holders of Issuer Class A Shares, the amount of cash that the Holder would have received if the Holder owned a number of Issuer Class A Shares equal to the Conversion Rate in effect on the Record Date for such cash dividend or distribution.

Section 4.06           Tender or Exchange Offer. If the Issuer or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Issuer Class A Shares, to the extent that the cash and value of any other consideration included in the payment per share of the Issuer Class A Shares exceeds the average of the Last Reported Sale Prices of the Issuer Class A Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 = the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Issuer Class A Shares purchased in such tender or exchange offer;

OS0 = the number of Issuer Class A Shares outstanding immediately prior to time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to the purchase of all Issuer Class A Shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of Issuer Class A Shares outstanding immediately after the Expiration Time (after giving effect to the purchase of all Issuer Class A Shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP1 = the average of the Last Reported Sale Prices of the Issuer Class A Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 4.06 shall become effective immediately following the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided, that in respect of any conversion of this Note, if the relevant Conversion Date occurs during the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the Conversion Date in determining the Conversion Rate.

Section 4.07           Other Adjustment Mechanics.

(a)           For purposes of this Article 4, the number of Issuer Class A Shares at any time outstanding shall not include Issuer Class A Shares held in the treasury of the Issuer so long as the Issuer does not pay any dividend or make any distribution on Issuer Class A Shares held in the treasury of the Issuer, but shall include Issuer Class A Shares issuable in respect of scrip certificates issued in lieu of fractions of Issuer Class A Shares.

(b)           All calculations and other determinations under this Article 4 shall be made by the Issuer and shall be made to the nearest one-ten thousandth (1/10,000) of a share.

(c)           If the application of the foregoing formulas in this Article 4 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (except on account of share combinations).

(d)           Notwithstanding anything to the contrary in this Article 4, the Conversion Rate shall not be adjusted:

(i)

upon the issuance of any Issuer Class A Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in Issuer Class A Shares under any plan;

(ii)

upon the issuance of any Issuer Class A Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of the Issuer’s Subsidiaries;

(iii)

upon the issuance of any Issuer Class A Shares in connection with an acquisition of the equity or assets of another entity or issued in connection with any financing to a lender as part of the financing transaction;

(iv)

upon the issuance of any Issuer Class A Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 4.07(d)(ii), including the conversion of any Issuer Class B Shares into Class A Shares, and outstanding as of the date this Note was first issued;

(v)	solely for a change in the par value of the Issuer Class A Shares;

(vi)	for the issuance of the Earn out Shares as defined in the BCA; or

(vii)	for accrued and unpaid interest.

Section 4.08           Notice of Adjustment. Whenever the Conversion Rate is required to be adjusted pursuant to this Note, the Issuer shall promptly deliver to the Holder a notice of the adjustment, briefly stating the facts requiring the adjustment, the adjusted Conversion Rate and the manner of computing it. Failure to deliver such notice or any defect therein shall not affect the validity of any such adjustment.

Section 4.09           Notice of Certain Transactions. In the event that there is a dissolution or liquidation of the Issuer, the Issuer shall deliver to the Holder and provide to the Holder a written notice stating the proposed effective date. The Issuer shall deliver such notice at least twenty (20) days before such proposed effective date. Failure to deliver such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 4.09.

Section 4.10           Effect of Recapitalizations, Reclassifications and Changes of the Issuer Class A Shares.

(a)           If any of the following events occurs:

(i)	any recapitalization, reclassification or change of the Issuer Class A Shares (other than changes resulting from a subdivision or combination),

(ii)	any consolidation, merger or combination involving the Issuer,

(iii)	any sale, lease or other transfer to a third party of the consolidated assets of the Issuer and the Issuer’s Subsidiaries substantially as an entirety, or

(iv)	any statutory share exchange,

in each case, as a result of which holders of the Issuer Class A Shares would be entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right of the Holder to convert each $1,000 principal amount of Note shall be changed into a right of the Holder to convert such principal amount of Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Issuer Class A Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Issuer Class A Shares is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute a supplement to this Note (each, a “Note Supplement”) providing for such change in the right to convert each $1,000 principal amount of Note; provided, however, that at and after the effective time of the Merger Event (1) any amount payable in cash upon conversion of this Note in accordance with Article 3 shall continue to be payable in cash and (2) any Issuer Class A Shares that the Issuer would have been required to deliver upon conversion of this Note in accordance with Article 3 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Issuer Class A Shares would have received in such Merger Event.

If the Merger Event causes the Issuer Class A Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (A) the Reference Property into which this Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Issuer Class A Shares, and (B) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (A) attributable to one share of Issuer Class A Shares. If the holders of Issuer Class A Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (I) the consideration due upon conversion of each $1,000 principal amount this Note shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Issuer Class A Shares in such Merger Event and (II) the Issuer shall satisfy the conversion obligations hereunder by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Issuer shall notify the Holder in writing of such weighted average as soon as practicable after such determination is made but in no event later than the third (3rd) Business Day following the effective date of the Merger Event.

The Note Supplement shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 4. Notwithstanding any failure by the Issuer or a successor or purchasing Person to execute and deliver the Note Supplement, this Note shall be deemed to provide for such change in convertibility. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then an assumption of this Note shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 5.

(b)           When this Note is modified or amended pursuant to Section 4.10(a), the Issuer shall promptly provide to the Holder a notice briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. Failure to deliver such notice shall not affect the legality or validity of such modification or amendment to this Note.

(c)           None of the foregoing provisions shall affect the right of the Holder to convert this Note into cash, Issuer Class A Shares or a combination of cash and Issuer Class A Shares, as applicable, as set forth in Article 3 prior to the effective date of such Merger Event.

(d)           The above provisions of this Section 4.10 shall similarly apply to successive Merger Events.

(e)           Upon the consummation of any Merger Event, references to “Issuer Class A Shares” shall be deemed to refer to any Reference Property that constitutes capital stock after giving effect to such Merger Event.

Section 4.11           Voluntary Increase; Nasdaq Compliance. The Issuer from time to time may increase the Conversion Rate, to the extent permitted by law and subject to any applicable shareholder approval requirements pursuant to the listing standards of Nasdaq or such other U.S. securities exchange on which the Issuer Class A Shares are traded, by any amount for any period of at least twenty (20) days, if the Board of Directors determines that such increase shall be in the Issuer’s best interests. The Issuer may (but is not required to) make such increase in the Conversion Rate as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Issuer Class A Shares resulting from a dividend or distribution of stock, or rights to acquire stock, or similar event. The Issuer shall provide at least fifteen (15) days’ written notice to the Holder of any increase under this Section 4.11, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

Section 4.12           Adjustments of Prices. Whenever any provision of this Note requires the Issuer to calculate the Last Reported Sale Prices over a span of multiple days, the Issuer shall make appropriate adjustments to the Last Reported Sale Prices to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, effective date or expiration date of the event occurs at any time during the period when the Last Reported Sale Prices are to be calculated. The Issuer will provide a schedule of its calculations to the Holder.

Section 4.13           Rights Plan. To the extent that the Issuer has a Rights Plan in effect upon conversion of this Note into Issuer Class A Shares, the Holder shall receive upon conversion of this Note, the Rights under the Rights Plan, unless prior to conversion, the Rights have separated from the Issuer Class A Shares, in which case, and only in such case, the Conversion Rate shall be adjusted at the time of separation as if the Issuer had distributed to all or substantially all holders of Issuer Class A Shares Distributed Property as described in Section 4.04 above, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

ARTICLE 5

OPTIONAL REDEMPTION BY ISSUER

Section 5.01           Right to Redeem. Subject to the terms, conditions and limitations set forth in this Article 5, at any time prior to the date that is sixty (60) days prior to the Maturity Date, the Issuer shall have the right to repurchase (an “Optional Redemption”) all or any portion of the remaining principal amount of this Note then outstanding by paying the Make Whole Amount payable in respect of the principal amount that is the subject of the Optional Redemption (such Make Whole Amount, the “Redemption Price”).

Section 5.02           Redemption Date. The date for any Optional Redemption will be a Business Day of the Issuer’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the date of the Optional Redemption Notice (each, an “Optional Redemption Date”).

Section 5.03           Optional Redemption Notice. To call this Note or any portion of this Note for Optional Redemption, the Issuer shall give a notice of repurchase to the Holder (an “Optional Redemption Notice”), which shall specify the Note to be repurchased and shall state:

(a)           the Optional Redemption Date, which shall be at least sixty (60) calendar days prior to the Maturity Date;

(b)           the Optional Redemption Price;

(c)           the name and address of the Paying Agent and Conversion Agent;

(d)           that a Note called for repurchase may be converted at any time prior to the close of business on the Business Day immediately preceding the Optional Redemption Date unless the Issuer fails to pay the Optional Redemption Price (in which case the Note shall thereafter remain convertible);

(e)           that the Holders who elect to convert their Notes must satisfy the requirements set forth in the Optional Redemption Notice; and

(f)           that, unless the Issuer defaults in making payment of the Optional Redemption Price, interest, if any, will cease to accrue on and after payment in full of the Optional Redemption Price.

Section 5.04           Pro Rata Redemption. Notwithstanding the foregoing or anything else to the contrary contained herein, the Issuer may not deliver an Optional Redemption Notice unless (i) the Optional Redemption applies to all of the Notes issued under the Note Purchase Agreement on a pro rata basis (based on the principal amounts thereof), (ii) the Issuer shall not have delivered an Optional Redemption Notice with respect to which the Pending Redemption Period as provided in Section 5.05 has not expired, (iii) at least thirty (30) days shall have elapsed since the expiration of the then most recent Pending Redemption Period, and (iv) the principal amount of the Notes being redeemed pursuant to such Optional Redemption Notice is not less than the lesser of $10,000,000 and the aggregate principal amount of all Notes issued under the Note Purchase Agreement then outstanding.

Section 5.05           Pending Redemption Period. The Optional Redemption Notice shall be irrevocable and, upon delivery of an Optional Redemption Notice, the Optional Redemption Price, less the sum of all Redemption Period Conversion Amounts (as defined below), together with accrued and unpaid interest thereon through the date of payment thereof (and any other amounts payable thereon under the Notes, including, if applicable, the Make Whole Amount), shall become due and payable on the Optional Redemption Date. The failure to pay in full the amount payable to the Holder on the Optional Redemption Date shall constitute an Event of Default under this Note. The principal amount of Notes to be converted pursuant to each Conversion Notice delivered by a Holder during the Pending Redemption Period (a “Redemption Period Conversion Amount”) shall reduce, on a dollar-for-dollar basis, the principal amount to be converted until all of such principal amount shall have been converted.

Section 5.06           Note Redeemed in Part. Upon surrender of the portion of this Note that is to be redeemed only in part in accordance with Section 5.01, and promptly after the Optional Redemption Date, the Issuer shall execute and deliver to the Holder, without any charges, a New Note, of such authorized denomination or denominations as may be requested by the Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that has not been repurchased.

Section 5.07           Restrictions on Redemption. The Issuer may not redeem any portion of this Note on any date if the principal amount of this Note has been accelerated in accordance with the terms of this Note, and such acceleration has not been rescinded, on or prior to the Optional Redemption Date (other than in the case of an acceleration resulting from a Default by the Issuer in relation to the payment of the Optional Redemption Price with respect to this Note).

Section 5.08           Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the Optional Redemption Date in connection with an Optional Redemption, the Issuer shall deposit with the Paying Agent (or if the Issuer or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Optional Redemption Price of all Notes to be redeemed (together with accrued and unpaid interest and any other amounts payable thereon under the Notes, including, if applicable, the Make Whole Amount) on that date other than Notes or portions of Notes called for repurchase which on or prior thereto have been validly cancelled or converted. The Paying Agent shall as promptly as practicable return to the Issuer any money not required for that purpose because of conversion of Notes pursuant to Article 3. If such money is then held by the Issuer in trust and is not required for such purpose it shall be discharged from such trust.

Section 5.09           Termination of Obligations. If the Paying Agent holds money sufficient to pay the Optional Redemption Price with respect to any Notes for which an Optional Redemption Notice has been given, then, immediately on and after the Optional Redemption Date, interest on such Notes shall cease to accrue, whether or not the Notes are delivered to the Paying Agent, and all other rights of the Holder each other Holder of Notes shall terminate, other than the right to receive the Optional Redemption Price, accrued and unpaid interest thereon and, if applicable, the Make Whole Amount in respect of such Note.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.01           Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Note:

(a)           the Issuer fails to pay when due any Obligations hereunder (including, when due, the principal of this Note on the Maturity Date, any amounts payable in connection with an Optional Redemption, upon exercise of a repurchase right hereunder, or otherwise);

(b)           any representation or warranty of the Issuer or the Company under this Note or the Note Purchase Agreement, as applicable, is untrue, inaccurate or incorrect in any material respect as of the date made;

(c)           the Issuer breaches any covenant set forth in this Note or the Note Purchase Agreement, taking into account applicable periods of notice and cure, if any; provided, however, that in the event no grace or cure period is so provided, the Issuer shall have a period of (a) three (3) days after the earlier of the Issuer’s actual knowledge thereof and written notice of non-compliance to cure such non-compliance to the extent it relates to any monetary default and (b) twenty (20) days after the earlier of the Issuer’s actual knowledge thereof and written notice of non-compliance to cure any other non-compliance;

(d)           any default occurs under the Existing Credit Agreement and the Agent or the requisite percentage of lenders thereunder have declared all obligations thereunder due and payable;

(e)           any default occurs in respect of any debt of the Issuer, the Company or any of their respective Subsidiaries (other than under the Existing Credit Agreement);

(f)           any Bankruptcy or Insolvency Proceeding occurs;

(g)           an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction against any of the Issuer, the Company, or their respective Subsidiaries, seeking: (i) relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Bankruptcy Law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets; or (iii) winding-up or liquidation; and such proceeding or petition shall continue undismissed and unstayed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)           one or more judgments is rendered against any of the Issuer, the Company, or their respective Subsidiaries, and the same remains undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of any of the Issuer, the Company, or their respective Subsidiaries, or to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $250,000 or (ii) is for injunctive relief and could reasonably be expected to result in an Issuer Material Adverse Effect or a Company Material Adverse Effect;

(i)            if any of the Issuer, the Company, or their respective Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(j)            the Issuer fails to comply with any applicable listing and corporate governance rules and regulations of Nasdaq or loses its status as a member in good standing with Nasdaq, unless it has chosen to list its securities on the New York Stock Exchange; or

(k)           the occurrence of any event (financial or otherwise) resulting in, or which will likely result in, an Issuer Material Adverse Effect or a Company Material Adverse Effect, as determined by the Holder in his reasonable discretion, and remains uncured for a period of fifteen (15) days following the earlier of the Issuer’s or the Company’s knowledge of such event, as the case may be, and written notice of such event by the Holder to the Issuer or the Company, as the case may be, (or, such longer period of time as reasonable given the circumstances if such occurrence is not reasonably curable within such fifteen- (15-) day period and provided that the Issuer or the Company is taking steps to cure such occurrence during such fifteen- (15-) day period and thereafter diligently pursues to completion).

Section 6.02     Consequences of Events of Default. Subject to the Existing Credit Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and continues beyond the expiration of any applicable cure period:

(a)            upon notice or demand, the Holder may declare the outstanding indebtedness under this Note (which shall be equal to the Make Whole Amount, together with all accrued and unpaid interest thereon prior to the date of such declaration) and other obligations under this Note, to be due and payable, whereupon each of the foregoing shall be and become immediately due and payable, and the Issuer shall immediately pay to the Holder all such indebtedness, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in the Note Purchase Agreement to the contrary notwithstanding; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Issuer, the Company, or their respective Subsidiaries under the Bankruptcy Code, then all indebtedness under this Note, together with all other amounts due or owing to the Holder pursuant to this Note and the Note Purchase Agreement, shall automatically be due immediately without notice of any kind; or

(b)            the Holder may (i) pursue any available remedy by proceeding at Law or in equity to collect the payment of principal of, or interest on, this Note or to enforce the performance of any provision of this Note or the Note Purchase Agreement and (ii) exercise on behalf of itself all rights and remedies available to it under this Note or the Note Purchase Agreement.

The Issuer agrees to pay the Holder all out-of-pocket costs and expenses reasonably incurred by the Holder and the Holder in any effort to collect indebtedness under this Note and to exercise remedies under the Note Purchase Agreement, including reasonable attorneys’ fees, and to pay interest at the Default Rate on such costs and expenses to the extent not paid when demanded. The Holder may exercise any and all of its remedies under this Note and the Note Purchase Agreement contemporaneously or separately from the exercise of any other remedies hereunder or under applicable Law.

Section 6.03     Default Interest. Upon any default pursuant to this Note or the Note Purchase Agreement, this Note and all overdue obligations thereunder shall bear interest at the rate of the lesser of (i) two percent (2%) in excess of the rate otherwise applicable to this Note pursuant to Section 2.01 and (ii) such maximum rate of interest allowable under the Laws of the State of New York (the “Default Rate”).

Section 6.04     Waiver of Past Defaults. The Holder may waive an existing Default or Event of Default. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Note; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05     Unconditional Right of Holder to Receive Payment and to Convert. Notwithstanding any other provision in this Note, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the Principal Amount and interest in respect of this Note, on or after the respective due dates expressed in this Note, and to convert this Note in accordance with Article 3, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 3, and shall not be impaired or affected without the consent of the Holder.

Section 6.06     Restoration of Rights and Remedies. If the Holder has instituted any proceeding to enforce any right or remedy under this Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, subject to any determination in such proceeding, the Issuer and the Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

Section 6.07     Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note in Section 9.01, no right or remedy conferred in this Note upon or reserved to the Holder of this Note is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.08     Delay or Omission Not Waiver. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Article 6 or by Law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

Section 6.09     Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension Law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such Law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such Law had been enacted.

ARTICLE 7

OTHER COVENANTS OF THE ISSUER

Section 7.01     Payment of Principal and Interest. The Issuer shall promptly make all payments in respect of this Note on the dates and in the manner provided in this Note. All such interest shall be payable on demand. Presentation of this Note is due at maturity.

Section 7.02     Corporate Existence. The Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory).

Section 7.03     Section 16 Matters. If the Issuer becomes a party to a consolidation, merger or other similar transaction that may result in the Holder, its Affiliates and/or any director reasonably likely to cause the Holder or any of its Affiliates to be treated as a director of the Issuer for the purposes of Section 16 of the Exchange Act (any such director, a “Holder Affiliated Director”) to be deemed to make an acquisition or disposition of equity securities of the Issuer or derivatives thereof for purposes of Section 16 of the Exchange Act (including upon any determination of the Conversion Price pursuant to Section 9.03), and if any Holder Affiliated Director is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six (6) months:

(a)           the Board of Directors will pre-approve such acquisition or disposition of equity securities of the Issuer or derivatives thereof for the express purpose of exempting the Holder’s, its Affiliates’ and any Holder Affiliated Director’s interests (to the extent the Holder or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder; and

(b)           if the transaction involves:

(i)	a merger or consolidation to which the Issuer is a party and the Issuer Class A Shares are, in whole or in part, converted into or exchanged for equity securities of a different issuer;

(ii)	a potential acquisition by the Holder, its Affiliates, and/or any Holder Affiliated Director of equity securities of such other issuer or derivatives thereof; and

(iii)	an Affiliate or Associate or other designee of the Holder or its Affiliates serving on the board of directors (or its equivalent) of such other issuer,

then if the Issuer requires that the other issuer (including its board of directors (or similar governing body if not a corporation)) pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Issuer or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Issuer shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Holder, its Affiliates and any Holder Affiliated Directors (for the Holder and/or its Affiliates, to the extent such persons are reasonably likely to be treated as a director of the Issuer for the purposes of Section 16 of the Exchange Act) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 7.04     Acknowledgment of Registration Rights. The Holder acknowledges and agrees that the issuance and sale of this Note (and the issuance and sale of the Issuer Class A Shares that are issuable upon conversion or repurchase by the Issuer of this Note) have not been registered under the Securities Act or the Securities Laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such Securities Laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such Securities Laws, is available. Notwithstanding the foregoing, the Issuer acknowledges and agrees that this Note (and the Issuer Class A Shares that are issuable upon conversion or repurchase by the Issuer of this Note) shall constitute “Registrable Securities” and shall be subject to registration rights as provided under Section 7.3 of the Note Purchase Agreement.

Section 7.05     Rule 144 Information Requirement and Annual Reports.

(a)            The Issuer, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Issuer after the Issue Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holder with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holder pursuant to this Section 7.05(a). The Issuer further covenants that it shall at its own expense take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to resell or otherwise dispose of this Note or Issuer Class A Shares issuable upon conversion of this Note without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any customary legal opinions. Upon the request of the Holder, the Issuer shall deliver to the Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

(b)            Without limiting the generality of Section 7.05(a), at any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer shall, so long as this Note or any Issuer Class A Shares issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, make publicly available the information concerning the Issuer as described in Rule 144(c)(2) under the Securities Act to facilitate the resale of this Note or Issuer Class A Shares issuable upon conversion thereof pursuant to Rule 144.

(c)            The Issuer shall deliver to the Holder, within fifteen (15) days after the same are required to be filed with the SEC, copies of any documents or reports that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that the Issuer files with the SEC via the SEC’s EDGAR system shall be deemed to be delivered to the Holder for purposes of this Section 7.05(c) at the time such documents are filed via the EDGAR system.

Section 7.06     Transfers. In case this Note or any portion hereof shall be transferred by the Holder, with delivery of a duly completed Form of Assignment and Transfer in the form set forth in Schedule IV hereto by the Holder to the Issuer, the Issuer shall promptly upon written request (and in any event, within two (2) Business Days) execute and deliver to (a) the Holder a new note in authorized denominations in an aggregate principal amount equal to the portion of this Note not transferred and (b) each such transferee a new note in authorized denominations in an aggregate principal amount equal to the portion of this Note so transferred to such transferee, without payment of any service charge by the Holder or any such transferee but, if required by the Issuer, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by Law or that may be imposed in connection therewith as a result of the name of the Holder of the new note being different from the name of the Holder of the old note.

Section 7.07     Limitations on Conversion.

(a)            As used herein, “Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its affiliates (as such term is defined pursuant to Rule 12b-2 under the Exchange Act or principals, (ii) any affiliates of the Holder or any of the foregoing, (iii) any other person who is a member of a group together with the Holder or any of the foregoing and (iv) any other person whose beneficial ownership of any class of Issuer “equity securities” (as such term is defined in Rule 13d-1(i) under the Exchange Act or any successor rule) (“Issuer Equity Securities”) includes shares of such Issuer Equity Securities beneficially owned by the Holder or any of the foregoing. For the purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC.

(b)            Notwithstanding any other term of this Note, neither the Issuer nor its transfer agent shall effect the conversion pursuant to Article 3 of all or any portion of the outstanding principal and accrued but unpaid interest hereon into Issuer Class A Shares, and the Holder shall not have the right to so convert all or any portion of the outstanding principal and accrued but unpaid interest hereon into Issuer Class A Shares (and any such conversion shall be deemed null and void ab initio), to the extent that after giving effect to such conversion, the Holder and the other Attribution Parties would then beneficially own in excess of 9.9% (the “Maximum Percentage”) of the shares of any class of Issuer Equity Securities outstanding immediately after giving effect to such conversion. For purposes of this Section 7.07, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC, provided, for clarity, that for purposes of the immediately preceding sentence, the aggregate number of shares of any class of Issuer Equity Securities beneficially owned by the Holder and the other Attribution Parties shall give effect to the issuance of Issuer Class A Shares issuable upon conversion of the outstanding principal and accrued but unpaid interest hereon into Issuer Class A Shares hereunder with respect to which the determination of such sentence is being made, but shall exclude Issuer Class A Shares (and shares of any other Issuer Equity Securities, as applicable) that would be issuable upon (i) conversion of the remaining outstanding principal and accrued but unpaid interest hereon held or owned by the Holder or any of the other Attribution Parties, and (y) exercise or conversion of the unexercised or unconverted portion of any other Issuer Equity Securities (including any warrants) held or beneficially owned by the Holder and any of the other Attribution Parties and subject to a limitation on conversion or exercise analogous to the limitation contained herein. For the purposes hereof, the percentage of any class of Issuer Equity Securities beneficially owned by the Holder or any of the other Attribution Parties shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act after giving effect to the immediately preceding sentence.

(c)            Subject to Section 7.07(e), if the issuance of Issuer Class A Shares upon the conversion pursuant to Article 3 of all or any portion of the outstanding principal and accrued but unpaid interest hereon results in the Holder or any other Attribution Party being deemed to beneficially own more than the Maximum Percentage of the number of shares of any class of Issuer Equity Securities then outstanding, then the number of Issuer Class A Shares so issued which would then cause the Holder’s or any other Attribution Party’s beneficial ownership to exceed the Maximum Percentage of any class of Issuer Equity Securities (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and neither the Holder nor any other Attribution Party shall have the power to vote or to transfer the Excess Shares.

(d)            The Holder shall not have the right to convert pursuant to Section 3.01 all or any portion of the outstanding principal and accrued but unpaid interest hereon into Issuer Class A Shares unless it provides a certification that, after giving effect to such conversion, the Holder and the other Attribution Parties would beneficially own no more than the Maximum Percentage of the shares of any class of Issuer Equity Securities outstanding immediately after giving effect to such conversion, as determined in accordance with this Section 7.07.

(e)            If any Issuer Conversion Notice proposes an issuance of Issuer Class A Shares pursuant to Section 3.02 that would result in the Holder or any other Attribution Party beneficially owning more than the Maximum Percentage, then the Holder shall elect by notice in writing to the Issuer to be delivered no later than ten (10) days after the delivery of the Issuer Conversion Notice:

(i)

to be issued the Excess Shares, which shall not be a breach of this Section 7.07 in connection with such issuance, provided that such Excess Shares will in no event be issued any earlier than the sixty-first (61st) day following the Conversion Date specified in the Issuer Conversion Notice; or

f

(ii)

to be repaid in cash in an amount equal to the number of Excess Shares multiplied by the VWAP on the date of the Issuer Conversion Notice (or, if the Issuer Conversion Notice is not issued on a Trading Day, on the last Trading Day that preceded the date of the Issuer Conversion Notice).

If the Holder fails to deliver such notice, the Holder shall be deemed to have made an election to be issued the Excess Shares in accordance with sub-clause (i) of the immediately preceding sentence.

(f)             In determining the number of outstanding shares of any class of Issuer Equity Securities, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Issuer’s then most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (ii) a more recent public announcement by the Issuer or (iii) any other more recent notice by the Issuer or its transfer agent setting forth the number of shares of such class of Issuer Equity Securities outstanding. For any reason at any time, upon the written request of the Holder, the Issuer shall within two (2) business days, confirm orally and in writing to the Holder the number of shares of each class of Issuer Equity Securities then outstanding, provided that in any case, the number of outstanding shares of any such class of Issuer Equity Securities shall be determined after giving effect to the issuance of any shares of Issuer Equity Securities to the Holder or any of the other Attribution Parties since the date as of which such number of outstanding shares of such class of Issuer Equity Securities was reported.

(g)            No prior inability to convert this Note or any portion hereof into Issuer Class A Shares shall have any effect on the applicability of the provisions of this Section 7.07 with respect to any subsequent determination of the extent of convertibility pursuant to the terms of this Section 7.07.

(h)            The Holder may increase or decrease the Maximum Percentage by delivering notice thereof to the Issuer, provided that no increase to the Maximum Percentage shall take effect until the sixty-first (61st) day after delivery of such notice.

ARTICLE 8

TAX TREATMENT

Section 8.01     Tax Treatment. Each of the Issuer and the Holder agrees to treat this Note as indebtedness for U.S. federal, state and local income tax purposes until such time as the Convertible Notes have been converted to Issuer Class A Shares and to perform all tax reporting, withholding and other tax compliance in manner consistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 8.02     Original Issue Discount. The Issuer and the Holder agree that the aggregate “original issue discount” (as determined pursuant to Sections 1271-1275 of the Code and the Treasury Regulations promulgated thereunder) to the Principal Amount of this Note shall be the amount set forth next to the name of the original Holder of this Note on Exhibit A to the Note Purchase Agreement.

Section 8.03     Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Issuer under this Note or the Note Purchase Agreement shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Issuer to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws.

(i)	If the Issuer shall be required by applicable Law to withhold or deduct any Taxes from any payment described in Section 8.03(a), then:

	(1)	the Issuer shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to Section 8.03(f);

	(2)	the Issuer shall timely pay the full amount withheld or deducted to the relevant Governmental Entity or taxing authority in accordance with the applicable Law, and

(3)

to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Issuer shall be increased as necessary so that after any required withholding or the making of all required deductions with respect to such Indemnified Taxes (including deductions applicable to additional sums payable under this Section 8.03), the Holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Issuer. Without limiting the provisions of Section 8.03(a), the Issuer shall timely pay to the relevant Governmental Entity or taxing authority in accordance with applicable Law, or at the option of the Issuer timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnification. Without limiting the provisions of Section 8.03(a) or Section 8.03(b), the Issuer shall, and does hereby, on a joint and several basis indemnify the Holder (and its respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.03) payable or paid or required to be withheld or deducted by the Holder (or the Holder’s directors, officers, employees, affiliates and agents), as the case may be, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the reasonable fees, charges and disbursements of any counsel or other tax advisor for the Holder), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity or taxing authority. A certificate as to the amount of any such payment or liability delivered to the Issuer by the Holder, shall be conclusive absent manifest error.

(d)            Evidence of Payments. Upon request by the Issuer or the Holder, as the case may be, after any payment of Taxes by the Issuer to a Governmental Entity or taxing authority as provided in this Section 8.03, the Issuer shall deliver to the Holder the original or a certified copy of a receipt issued by such Governmental Entity or taxing authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Issuer.

(e)            Status of the Holder; Tax Documentation.

(i)

The Holder shall deliver to the Issuer, at the time or times prescribed by applicable Laws or when reasonably requested by the Issuer, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Issuer, as the case may be, to determine (1) whether or not payments made under this Note or the Note Purchase Agreement are subject to withholding or deduction in respect of any Taxes, (2) if applicable, the required rate of withholding or deduction, and (3) the Holder’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Holder by the Issuer pursuant to this Note or otherwise to establish the Holder’s status for withholding tax purposes in the applicable jurisdiction; provided, that the Holder shall only be required to deliver such documentation as it is legally permitted to provide. In addition, the Holder, if reasonably requested to do so by the Issuer, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Issuer as will enable the Issuer to determine whether or not the Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject the Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Holder.

(ii)	Without limiting the generality of the foregoing:

(1)

if the Holder is a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall deliver to the Issuer executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Issuer as will enable the Issuer, as the case may be, to determine whether or not the Holder is subject to backup withholding or information reporting requirements; and

(2)

if the Holder is a Foreign Holder and is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder, the Holder shall deliver to the Issuer (in such number of copies as shall be reasonably requested by the Issuer) on or prior to the date on which it becomes a Holder under this Note (and from time to time thereafter upon the request of the Issuer, but only if the Holder is legally entitled to do so), whichever of the following is applicable:

		(A)	executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

		(B)	executed copies of Internal Revenue Service Form W-8ECI,

		(C)	executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(D)

if the Holder is claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Holder is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(E)

executed copies of any other form prescribed by applicable Laws (including FATCA) as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Issuer to determine the withholding or deduction required to be made. For purposes of this Section 8.03(e)(ii)(2)(E), “applicable Law” shall include FATCA, and, solely for purposes of this Section 8.03(e)(ii)(2)(E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)

The Holder shall promptly (1) notify the Issuer of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (2) take such steps as shall not be materially disadvantageous to it, in its reasonable judgment and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Issuer make any withholding or deduction for taxes from amounts payable to the Holder.

(f)            Treatment of Certain Refunds. If the Holder determines, in its sole discretion acting in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Issuer or with respect to which the Issuer has paid additional amounts pursuant to this Section 8.03, it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuer under this Section 8.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Holder, as the case may be, and without interest (other than any interest paid by the relevant Governmental Entity or taxing authority with respect to such refund), provided, that the Issuer, upon the request of the Holder, agrees to repay the amount paid over to the Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Entity or taxing authority) to the Issuer if the Issuer is required to repay such refund to such Governmental Entity or taxing authority. Notwithstanding anything to the contrary in this Section 8.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8.03(f) which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8.03(f) shall not be construed to require the Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Issuer or any other Person.

Section 8.04     Survival. All of the Issuer’s obligations under this Article 8 shall survive the replacement of the Holder, termination of obligations pursuant to Section 5.09, or conversion of this Note pursuant to Article 3.

Section 8.05     Register. The Issuer shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holder and each other holder of Notes, and the Commitments of, and principal amounts and stated interest of the Note owing to, the Holder and each other holder of Notes (the “Register”). The entries in the Register shall be conclusive, and the Issuer and the Holder and each other holder of Notes may treat each Person whose name is recorded in the Register pursuant to the terms of this Note as a Holder for all purposes of this Note, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuer at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 9

MISCELLANEOUS

Section 9.01     Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Issuer shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Issuer of the loss, theft or destruction of such Note and an agreement from the Holder to indemnify the Issuer against any claim that may be made against the Issuer on account of the mutilation, loss, theft or destruction of this Note.

Section 9.02     Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable Law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable Law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the Principal Amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the Principal Amount, such excess shall be refunded to the Issuer.

Section 9.03     Change of Control.

(a)            In the event of a Change of Control Transaction occurring prior to the repayment or conversion of the Obligations under this Note pursuant to its terms, this Note, including all Obligations hereunder (calculated at the Make Whole Amount), shall be, at the option of the Holder, (i) repaid in cash as of the closing of such Change of Control Transaction (which election, if made, shall be irrevocable), or (ii) subject to applicable Nasdaq listing rule limitations (including, if applicable, approval by the Issuer’s stockholders), converted into Conversion Shares at the Conversion Price, to be issued to the Holder immediately prior to, but contingent upon, the closing of such Change of Control Transaction, or (iii) remain outstanding following the closing of such Change of Control Transaction; provided, however, that if the Change of Control Transaction is scheduled to close prior to the end of the Measurement Period, the Holder may, in its sole discretion, by notice in writing to the Issuer delivered no later than three (3) days prior to the scheduled closing of the Change of Control Transaction (A) elect to convert this Note into a number of Conversion Shares equal to the quotient of (1) the Forced Conversion Amount divided by (2) a Conversion Price of five U.S. dollars ($5.00) per share by delivery of an Issuer Conversion Notice, or (B) elect to be repaid in cash in an amount equal to the Make Whole Amount as of the closing of such Change of Control Transaction (which election, if made, shall be irrevocable), or (C) elect that this Note will remain outstanding following the closing of such Change of Control Transaction. The Issuer shall provide at least twenty (20) Business Days’ notice to the Holder of the closing of a Change of Control Transaction.

(b)            Prior to or concurrently with the Issuer consummating any Change of Control Transaction (i) after which this Note will remain outstanding and (ii) in which (A) the Issuer is not the surviving entity, or (B) the Issuer Class A Shares do not remain “equity securities” (as defined under the Exchange Act), or (C) the Issuer Class A Shares do not continue to be listed on a “national securities exchange” (as defined under the Exchange Act), the Issuer shall require the acquiring or successor entity of such Change of Control Transaction (the “Successor Entity”) to agree in writing to assume (or where the Issuer continues to exist, guarantee) the payment obligations hereunder and to honor the conversion terms and all of the obligations of the Issuer under this Note related thereto. At the option of the Holder, the Successor Entity (and, where the Issuer continues to exist, the Issuer) shall deliver to the Holder in exchange for this Note a security of the Successor Entity (and, where the Issuer continues to exist, the Issuer) evidenced by a written instrument substantially similar in form and substance to this Note that is convertible into shares (or equivalent) of the Successor Entity in exchange for the Reference Property with a conversion rate that applies the Conversion Rate hereunder to such Reference Property (but taking into account the relative value of Issuer Class A Shares, the Successor Entity shares (or equivalent) and the Conversion Price, in each case, for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Change of Control Transaction).

Section 9.04     GOVERNING LAW. THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF TO THE EXTENT THAT SUCH PROVISIONS WOULD RESULT IN THE SELECTION OF THE LAW OF A DIFFERENT JURISDICTION AS THE GOVERNING LAW OF THIS NOTE.

Section 9.05     Jurisdiction and Venue. The Issuer irrevocably consents and agrees, for the benefit of the Holder, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Note may be brought in the courts of the State of New York or the courts of the United States, in each case, located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of this Note have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. The Issuer irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Note brought in the courts of the State of New York or the courts of the United States, in each case, located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.06     WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 9.06 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.07     Amendments and Waivers. Except as expressly provided herein, the terms and conditions of this Note shall not be amended, changed, terminated or waived except in writing and duly executed by the Issuer and the Holder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party to this Note will be effective unless it is in a writing signed by an officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.08     Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 9.7 of the Note Purchase Agreement.

Section 9.09     Severability. The invalidity or unenforceability of any provision of this Note shall in no way affect the validity or enforceability of any other provision.

Section 9.10     Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any benefits, rights, remedies, obligations or liabilities under or by reason of this Note, except as set forth under the Note Purchase Agreement.

Section 9.11     Waiver of Notice. To the extent permitted by Law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

Section 9.12     Counterparts. This Note may be executed in any number of counterparts (including pdf or any electronic signature complying with the U.S. federal ESIGN Act, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.13     Delays or Omissions. No delay in exercising or failure to exercise any right, power or remedy accruing to any party under this Note, upon any breach or default of any other party under this Note, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Note, or any waiver on the part of any party of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 9.14     Entire Agreement. This Note (including the Exhibits and Schedules hereto) and the Note Purchase Agreement constitute the full and entire understanding and agreement among the parties with respect to the subject matter thereof, and any other written or oral agreement relating to the subject matter hereof or thereof existing between the parties are expressly canceled.

Section 9.15     Assignment. Except as set forth in the immediately following sentence, neither this Note, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, it being understood that the Required Investor Consent (as defined in the Note Purchase Agreement) shall constitute the prior written consent of the Holder for purposes of this Section 9.15. The Holder may, without the prior written consent of the Issuer, assign its rights, interests and obligations under this Note, in whole or in part, to one or more Affiliates of such Holder.

Section 9.16     Make Whole Amount.

(a)            Any Make Whole Amount payable in accordance with Section 5.01, Section 6.02 or Section 9.03 (each, “Make Whole Trigger Event”) shall be presumed to be equal to the liquidated damages sustained by the Holder as the result of the occurrence of the Make Whole Trigger Event, and the Issuer agrees that it is reasonable under the circumstances currently existing. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE WHOLE AMOUNT IN CONNECTION WITH ANY SUCH MAKE WHOLE TRIGGER EVENT.

(b)            The Issuer expressly agrees that:

(i)	the Make Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel;

(ii)	the Make Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made;

(iii)	there has been a course of conduct between the Holder and the Issuer giving specific consideration in this transaction for such agreement to pay the Make Whole Amount;

(iv)	the Issuer shall be estopped hereafter from claiming differently than as agreed to in this Section 9.16;

(v)	the agreement to pay the Make Whole Amount is a material inducement to the Holder to enter into the Transaction; and

(vi)

the Make Whole Amount represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Holder and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Holder or profits lost by the Holder as a result of Make Whole Trigger Event.

Section 9.17     Further Assurances. From and after the date of this Note, upon the request of any the Issuer or the Holder, the Issuer and the Holder will execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Note.

Section 9.18     Titles and Subtitles. The titles and subtitles in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first set forth above.

ISSUER:

UNITED HOMES GROUP, INC.

By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer

HOLDER:

DENDUR MASTER FUND LTD.

By:	/s/ Michael Anastasio
Name: Michael Anastasio
Title: Chief Financial Officer/Chief Operating Officer, Dendur Capital LP as Investment Manager

[Signature Page to the Senior Convertible Promissory Note]